EXHIBIT 99

FOR RELEASE 4:00 p.m. October 25, 2007

VALLEY FINANCIAL CORPORATION

36 Church Avenue, S.W.

Roanoke, Virginia 24011

For Further Information Contact:

Ellis L. Gutshall, President and Chief Executive Officer

Kimberly B. Snyder, Executive Vice President and Chief Financial Officer

(540) 342-2265

VALLEY FINANCIAL CORPORATION ANNOUNCES

THIRD QUARTER 2007 RESULTS

ROANOKE, VIRGINIA. October 25, 2007 — Roanoke-based Valley Financial Corporation (NASDAQ Capital Market-VYFC) announced today its consolidated financial results.

For the three months ended September 30, 2007, Valley Financial reported net income of $610,000 compared with $986,000 for the same three months of 2006, a 38% decrease. Diluted earnings per share were $0.14 in 2007 compared to $0.23 in 2006, a decrease of 39%. Return on average shareholders’ equity decreased to 6.74% for the three months ended September 30, 2007, from 11.61% for the three months ended September 30, 2006. Ellis L. Gutshall, President and Chief Executive Officer of Valley Financial, stated “Third quarter earnings were adversely impacted due to higher credit costs associated with the Company’s residential construction portfolio. We continue to see a continued weakening in residential construction activity as well as a decline in the market values of both land and completed housing inventory. On a positive note, the Company does not have any sub-prime mortgage loans in its residential portfolio.”

For the nine months ended September 30, 2007, Valley Financial reported net income of $2,003,000 compared with $2,726,000 for the same nine months of 2006, a 27% decrease. Diluted earnings per share were down 26% from $0.64 in 2006 to $0.47 in 2007.

Total assets increased $43.3 Million, or 8%, over comparative 2006 to $599.6 Million. Total loans, the largest component of the Company’s assets, grew $25.8 Million, or 6% over comparative 2006 to $487.9 Million. Total deposits as of September 30, 2007 were $434.0 Million, an increase of $17.0 Million, or 4%, over comparative 2006. Total shareholders’ equity as of September 30, 2007 was $37.3 Million compared to $33.7 Million at September 30, 2006.

Gutshall further stated, “The current deterioration in credit quality throughout the banking industry is taking its toll on bank earnings and some industry observers are saying the worst may still be yet to come. However, again on a positive note, we are encouraged by several recent developments that have occurred with our previously disclosed commercially-oriented problem loan issues. Positive resolutions, if they should occur, could have a positive impact on the Company’s fourth quarter.”

The Company’s credit quality ratios as of September 30, 2007 continue to show improvement. The non-performing asset ratio declined from 1.56% at December 31, 2006 to 1.38% at September 30, 2007. As of September 30, 2007, the Company had -0- loans past due over 90 days.

The net interest margin for the third quarter of 2007 was 2.84%, down 1 basis point sequentially from the second quarter of 2007, and down 25 basis points compared to the 3.09% for the third quarter of 2006.

Additionally, during the third quarter, the Company accepted subscriptions to sell 409,884 shares of its common stock at $10.50 per share in a private offering, for an aggregate offering price of $4,303,782. The shares were purchased by members of Valley’s senior management and Board of Directors and by an institutional investor with no prior ownership. A registration statement covering the shares has not been filed with the Securities and Exchange Commission and, accordingly, the shares are subject to certain restrictions on resale.

Gutshall stated “We undertook the offering to strengthen our capital base and to fund future growth. A private placement, versus a registered public offering, allowed us to raise additional capital with long term investors in a very timely and cost effective manner. All members of our Board of Directors and our senior officer team participated in the offering, which I believe is a demonstration of our collective belief in the Company’s business and prospects. Additionally, the offering also positions the Bank well to deal with the depressed market conditions that currently exist in the residential and construction segments of our economy. We remain committed to serving the credit needs of our customers and we will not be deterred from our primary mission to be one of the leading catalysts for the growth and vitality of the Roanoke Valley.”

The Company also announced its plans to construct a new branch office at the corner of Crystal Spring Avenue and McClanahan Street in the South Roanoke neighborhood of Roanoke City. Construction is scheduled to commence in November of this year with a planned opening sometime during the second quarter of 2008.

Valley Financial Corporation is the holding company for Valley Bank, which opened in 1995 and engages in a general commercial and retail banking business in the Roanoke Valley, emphasizing the needs of small businesses, professional concerns and individuals. Valley Bank currently operates from eight full-service offices at 36 Church Avenue, 2203 Crystal Spring Avenue, 1518 Hershberger Road, 3850 Keagy Road, and 1327 Grandin Road in Roanoke City, 4467 Starkey Road in Roanoke County, 8 East Main Street in the City of Salem, and 1003 Hardy Road in the Town of Vinton. Additionally, the Bank operates its wealth management subsidiary, Valley Wealth Management Services, Inc. at 36 Church Avenue in Roanoke City. The Bank’s Internet site at www.myvalleybank.com is available for online banking and extensive investor information.

The Common Stock of Valley Financial Corporation is traded on the NASDAQ Capital Market under the symbol VYFC.

Information in this press release contains “forward-looking statements.” These statements involve risks and uncertainties that could cause actual results to differ materially, including without limitation, the effects of future economic conditions, governmental fiscal and monetary policies, legislative and regulatory changes, the risks of changes in interest rates and the effects of competition. Additional factors that could cause actual results to differ materially are discussed in Valley Financial Corporation’s recent filings with the Securities and Exchange Commission, included but not limited to its Annual Report on Form 10-K and its other periodic reports.

VALLEY FINANCIAL CORPORATION

CONSOLIDATED FINANCIAL HIGHLIGHTS

(Dollars in thousands, except per share amounts)

	September 30 2007	December 31 2006	September 30 2006
Total assets	$599,592	$591,936	$556,339
Total loans	487,851	471,052	462,140
Investments	80,260	73,617	66,836
Deposits	433,979	441,489	416,965
Borrowed funds	121,566	111,131	100,923
Stockholders’ equity	37,324	33,401	33,666
Non-performing assets to total assets	1.38%	1.56%	1.36%
Loans past due more than 90 days to total loans	0.00%	0.13%	0.06%
Allowance for loan losses to total loans	1.10%	1.20%	1.13%
Book value per share, exclusive of accumulated other comprehensive income (loss)	$8.63	$8.20	$8.24

VALLEY FINANCIAL CORPORATION

CONSOLIDATED FINANCIAL HIGHLIGHTS

(Dollars in thousands, except per share amounts)

	For the Three Months Ended September 30		For the Nine Months Ended September 30
	2007	2006	2007	2006
Interest income	$9,984	$9,109	$29,218	$25,376
Interest expense	6,024	5,140	17,573	13,679
Net interest income	3,960	3,969	11,645	11,697
Provision for loan losses	482	387	1,324	1,093
Net interest income after provision for loan losses	3,478	3,582	10,321	10,604
Noninterest income	569	682	1,769	1,664
Noninterest expense	3,094	2,886	9,776	8,459
Net income before taxes	953	1,378	2,314	3,809
Provision for income taxes	343	392	311	1,083
Net income	$610	986	$2,003	2,726
Basic net income per share	$0.15	$0.24	$0.48	$0.67
Diluted net income per share	$0.14	$0.23	$0.47	$0.64
Return on average total assets	0.41%	0.72%	0.46%	0.70%
Return on average total equity	6.74%	11.61%	7.63%	11.11%
Yield on earning assets (TEY)	7.10%	7.03%	7.08%	6.87%
Cost of funds	4.37%	4.01%	4.34%	3.74%
Net interest margin (TEY)	2.84%	3.09%	2.85%	3.20%
Overhead efficiency ratio	66.52%	60.29%	67.69%	61.45%
Net charge-offs/average loans	0.20%	0.00%	0.34%	0.00%